Exhibit 8.2

One Mid America Plaza, Suite 700
Post Office Box 3697
Oak Brook, Illinois 60522-3697
Tel 630.574.7878
Fax 630.574.1608
www.crowehorwath.com

March 15, 2010

Boards of Directors
ViewPoint MHC
ViewPoint Financial Group
ViewPoint Bank
ViewPoint Financial Group, Inc.
1309 W. 15th Street, Suite 400
Plano, TX  75075

Re:	Texas Franchise Margin Tax Consequences of the proposed conversion of ViewPoint MHC, a federal mutual holding company into the capital stock form of organization.

To the Members of the Boards of Directors:

In accordance with your request, we render our opinion relating to the Texas Franchise Margin Tax consequences of the proposed conversion of ViewPoint MHC, a federal mutual holding company (the “Mutual Holding Company”) into the capital stock form of organization (the “Conversion”) to be effected pursuant to the terms of the Amended and Restated Plan of Conversion and Reorganization of Mutual Holding Company dated February 25, 2010 (the “Plan”). This opinion is being issued pursuant to Section 25 of the Plan.

You have provided us with a copy of the federal income tax opinion of the Conversion prepared by Silver, Freedman & Taff, and L.L.P., dated March 15, 2010 (the “Federal Tax Opinion”). Our opinion regarding the Texas Margin Tax consequences is based on the facts and incorporates the capitalized terms contained in the Federal Tax Opinion.

Scope of Opinion

You have asked for our opinion on the Texas Franchise Margin Tax consequences of the Conversion described in the facts below.  We have not considered any non-income tax, or federal, local or foreign income tax consequences.  We have also not considered Texas taxes other than those recited in this opinion or taxes that might be levied by other states, and, therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any issues outside of Texas Franchise Margin Tax We also express no opinion on non-tax issues such as corporate law or securities law matters.  We express no opinion other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

Board of Directors
ViewPoint MHC, ViewPoint Financial Group, ViewPoint Bank,
and ViewPoint Financial Group, Inc.
March 15, 2010

Statement of Facts

The facts and circumstances surrounding the Conversion are described at length in the Plan.  However, a brief summary of the Conversion is as follows:

Mutual Holding Company currently possesses a Majority Ownership Interest in Mid-Tier Holding Company. The Minority Shareholders own, or possess the right to acquire through option rights, the remaining ownership in Mid-Tier Holding Company (the “Minority Shares”). Mid-Tier Holding Company owns all of the outstanding common stock of the Bank. The only outstanding equity securities of Mid-Tier Holding Company and the Bank are shares of common stock. Mutual Holding Company is a mutual form of organization without authority to issue capital stock and is owned by its depositors.

Through a proposed two-step merger process and the Offering, Holding Company will own 100% of the outstanding common stock of the Bank and Holding Company will be owned by the Minority Shareholders and the persons acquiring Holding Company Common Stock in the Offering, with Eligible Account Holders and Supplemental Eligible Account Holders possessing rights in the Liquidation Account of Holding Company, including indirect rights in the Bank Liquidation Account.

The Conversion will be implemented pursuant to the Plan as follows:

1.	Mid-Tier Holding Company will form Holding Company as a first-tier Maryland chartered stock corporation.

2.	Bank will amend its governing documents to provide for the Bank Liquidation Account.

3.
Mutual Holding Company will merge with and into Mid-Tier Holding Company (the “MHC Merger”) pursuant to the Agreement and Plan of Merger. As part of the MHC Merger and pursuant to the Plan of Merger, the ownership rights/liquidation interests of depositor members (the Eligible Account Holders and Supplemental Eligible Account Holders) in Mutual Holding Company will be constructively exchanged for equivalent liquidation interests in Mid-Tier Holding Company.

Board of Directors
ViewPoint MHC, ViewPoint Financial Group, ViewPoint Bank,
and ViewPoint Financial Group, Inc.
March 15, 2010

4.
Immediately after the MHC Merger, Mid-Tier Holding Company will merge with and into Holding Company (the “Mid-Tier Merger”) pursuant to the Plan of Merger. As part of the Mid-Tier Merger, the liquidation interests constructively received by the Eligible Account Holders and Supplemental Eligible Account Holders in Mid-Tier Holding Company in the MHC Merger will automatically be exchanged for an interest in the Liquidation Account of Holding Company (and indirectly for an interest in the Bank Liquidation Account), and the Minority Shares will automatically be converted into and become the right to receive ( or in the case of outstanding options, the right to acquire) Holding Company Common Stock based upon the Exchange Ratio.

5.
Immediately after the Mid-Tier Merger, the Holding Company will offer for sale and sell a number of shares of Holding Company Common Stock in the Offering that will represent ownership by the purchasers thereof of the same percentage of ownership of Holding Company after completion of the Offering as the percentage of ownership possessed by Mutual Holding Company in the Mid-Tier Holding Company immediately prior to the MHC Merger.

6.	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in exchange for common stock of the Bank and the Bank Liquidation Account.

As a result, the outstanding Holding Company Common Stock will be owned 100% by the purchasers of shares in the Offering and the Minority Shareholders. Immediately after completion of the Offering, the Minority Shareholders will possess, based solely upon their exchange of their shares in the Mid-Tier Merger, the ownership rights (including percentage ownership) in Holding Company that they possessed in Mid-Tier Holding Company immediately prior to the Mid-Tier Merger.

The Liquidation Account will be maintained by Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. The Liquidation Account will have an initial balance equal to (a) the product of (i) the percentage of the outstanding common stock of Mid-Tier Holding Company owned by Mutual Holding Company immediately prior to the MHC Merger and (ii) the Mid-Tier Holding Company’s total shareholders’ equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion plus (b) the value of the new assets of the Mutual Holding Company as reflected in its latest statement of financial condition prior to the Conversion (excluding the value of its ownership of Mid-Tier Holding Company common stock).

Holding Company will own all of the common stock of the Bank and will hold the Bank Liquidation Account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank.

Board of Directors
ViewPoint MHC, ViewPoint Financial Group, ViewPoint Bank,
and ViewPoint Financial Group, Inc.
March 15, 2010

Opinion

Our opinion on the Texas Franchise Margin Tax consequences assumes that the final federal income tax consequences of the Conversion will be those as described in the Federal Tax Opinion.  Our opinion in Paragraphs 16, 17 and 19 below, are based solely on the position discussed in the Federal Tax Opinion that the subscription rights have a value of zero. We are not independently opining on the value of the subscription rights. Based upon that information, we render the following opinion with respect to the Texas Franchise Margin Tax consequences of the Conversion.

1.
The MHC Merger of Mutual Holding Company with and into Mid-Tier Holding Company will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A). (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

2.
The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders voting on liquidation rights in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

3.
The Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to the members of Mutual Holding Company who are Eligible Account Holders or Supplemental Eligible Account Holders of the Bank. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

4.
No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer of liquidation interests in the Mid-Tier Holding Company to the members of Mutual Holding Company who are Eligible Account Holders and Supplemental Eligible Account Holders. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

5.
Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in the Mid-Tier Holding Company in exchange for their voting and liquidation rights in the Mutual Holding Company. (Tex. Tax Code Ann.  §171.1011(c), §171.0001(9))

6.
The basis of the assets of Mutual Holding Company to be received by Mid-Tier Holding Company in the MHC Merger will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the transfer. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

Board of Directors
ViewPoint MHC, ViewPoint Financial Group, ViewPoint Bank,
and ViewPoint Financial Group, Inc.
March 15, 2010

7.
The holding period of the assets of the Mutual Holding Company to be received by Mid-Tier Holding Company in the MHC Merger will include the holding period of those assets in the hands of the Mutual Holding Company immediately prior to the transfer. (Tex. Tax Code Ann. §171.0001(9))

8.
The Mid-Tier Merger of Mid-Tier Holding Company with and into the Holding Company will constitute a mere change in identity, form or place or organization within the meaning of Section 368(a)(1)(F) of the Code and will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

9.
The exchange of Minority Shares for Holding Company Common Stock and the constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in the Mid-Tier Holding Company for interests in the Liquidation Account of Holding Company will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

10.
The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in the Mid-Tier Merger pursuant to which shares of Holding Company Common Stock will be received by the Minority Stockholders in exchange for their Minority Shares and Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the Liquidation Account of Holding Company in exchange for their liquidation interests in Mid-Tier Holding Company. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

11.	No gain or loss will be recognized by Holding Company upon the receipt of the assets of Mid-Tier Holding Company in the Mid-Tier Merger. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

12.
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in Mid-Tier Holding Company for interests in the Liquidation Account of Holding Company. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

Board of Directors
ViewPoint MHC, ViewPoint Financial Group, ViewPoint Bank,
and ViewPoint Financial Group, Inc.
March 15, 2010

13.
No gain or loss will be recognized by Minority Shareholders upon their exchange of Minority Shares for Holding Company Common Stock in the Mid-Tier Merger, except for cash paid in lieu of fractional shares. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

14.
The basis of the assets of the Mid-Tier Holding Company to be received by the Holding Company in the Mid-Tier Merger will be the same as the basis of such assets in the hands of Mid-Tier Holding Company immediately prior to the transfer. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

15.
The holding period of the assets of Mid-Tier Holding Company to be received by the Holding Company in the Mid-Tier Merger will include the holding period of those assets in the hands of Mid-Tier Holding Company immediately prior to the transfer. (Tex. Tax Code Ann. §171.0001(9))

16.
It is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Voting Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (Tex. Tax Code Ann. §171.1011(c), 171.0001(9)) Gain, if any, realized by the aforesaid account holders and members will not exceed the fair market value of the subscription rights distributed. Eligible Account Holders, Supplemental Eligible Account Holders and Other Voting Members will not recognize any gain as the result of the exercise by them of nontransferable subscription rights. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

17.
It is more likely than not that no gain or loss will be recognized by the Holding Company or Eligible Account Holders and Supplemental Eligible Account Holders from the establishment or maintenance of the Bank Liquidation Account or the distribution to the Holding Company of rights in, or deemed distribution to Eligible Account Holders and Supplemental Eligible Account Holders of rights in, the Bank Liquidation Account in the Mid-Tier Merger. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

18.
Each Minority Shareholder’s aggregate basis in his or her Holding Company Common Stock received in exchange for Minority Shares in the Mid-Tier Merger will be the same as the aggregate basis of the Minority Shares surrendered in exchange therefore, subject to the cash in lieu of fractional interest provisions of Paragraph 23 below. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

19.
It is more likely than not that the basis of the Holding Company Common Stock purchased in the Offering through the exercise of the nontransferable subscription rights will be the purchase price thereof. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

Board of Directors
ViewPoint MHC, ViewPoint Financial Group, ViewPoint Bank,
and ViewPoint Financial Group, Inc.
March 15, 2010

20.
Each Minority Shareholder’s holding period in his or her Holding Company Common Stock received in exchange for Minority Shares in the Mid-Tier Merger will include the period during which such Minority Shares were held, provided that the Minority Shares are a capital asset in the hands of the shareholder on the date of the exchange. (Tex. Tax Code Ann. §171.0001(9))

21.
The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised. (Tex. Tax Code Ann. §171.0001(9))

22.	No gain or loss will be recognized by Holding Company on the receipt of money in exchange for Holding Company Common Stock sold in the Offering. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

23.
The payment of cash to Minority Stockholders in lieu of fractional shares of Holding Company will be treated as though fractional shares of Holding Company Common Stock were distributed as part of the Mid-Tier Merger and then redeemed by Holding Company. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Tex. Tax Code Ann. §171.1011(c), §171.0001(9))

Limitations on Opinion

The above opinions are effective to the extent that the Bank is solvent.  No opinion is expressed about the tax treatment of the transaction if the Bank is insolvent.  Whether or not the Bank is solvent will be determined at the end of the taxable year in which the Conversion is consummated.

Our opinion is based upon legal authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect.  Further, no opinion is expressed under the provisions of any of the other sections of the Texas Tax Code Annotated or the Texas Administrative Code which may also be applicable thereto, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the Conversion which are not specifically covered by the opinions set forth above.  Our opinion is not binding on the Texas Comptroller’s Office (the “Department”), and the Department could disagree with the conclusions reached in the opinion.  In the event of such disagreement, there can be no assurance that the Department would not prevail in a judicial proceeding, although we believe that the position expressed in our opinion would prevail if the matters are challenged.

Board of Directors
ViewPoint MHC, ViewPoint Financial Group, ViewPoint Bank,
and ViewPoint Financial Group, Inc.
March 15, 2010

Should it finally be determined that the facts or the federal income tax consequences are not as outlined in the Federal Tax Opinion, the Texas Franchise Margin Tax consequences and our Texas State tax opinion may differ from what is contained herein.  If any fact contained in this opinion letter or the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the Texas Franchise Margin Tax consequences, if any.  A misstatement or omission of any fact or a change or amendment in any of the facts, assumptions or representations we have relied upon may require a modification of all or a part of this opinion. Our opinion is based on the current Texas State tax law, which is subject to change.

This opinion is given solely for the benefit of the Bank, the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company, and their shareholders, and may not be relied upon by any other party or referred to in any document without our express written consent.  We consent to the filing of this opinion letter as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Office of Thrift Supervision and to the Holding Company’s Registration Statement on Form S-1, as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and the Form S-1 under the captions “The Conversion and Offering-Material Income Tax Consequences” and “Legal Matters”.

Sincerely,

Crowe Horwath LLP